Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

July 22, 2008

Three Tellabs products set quarterly revenue records

Tellabs reports second-quarter revenue of $432 million

Naperville, Ill. — Tellabs’ second-quarter 2008 revenue totaled $432 million, down 19% from $535 million in the second quarter of 2007. International revenue rose 20% to $145 million, up from $121 million in the year-ago quarter.

Tellabs earned $39 million or 10 cents per share on a GAAP (U.S. generally accepted accounting principles) basis, including a one-time benefit of $35 million or 9 cents per share resulting from the favorable completion of IRS audits. In the second quarter of 2007, Tellabs earned $30 million or 7 cents per share on a GAAP basis.

On a non-GAAP basis, Tellabs earned $52 million or 13 cents per share, including a one-time benefit of $35 million or 9 cents per share resulting from the favorable completion of IRS audits. This compares with $38 million or 9 cents per share in the year-ago quarter. Non-GAAP results exclude a pretax charge of $18.9 million, which includes $7.9 million or 1.3 cents per share in equity-based compensation expense.

In the second quarter of 2008, GAAP and non-GAAP gross profit margins were 35%, better than expected, as:

•	Tellabs’ gross profit margin improvements on the Tellabs 7100 system resulted from cost reductions, additional customers and a beneficial mix including more transponder cards.

•	Tellabs’ gross profit margin improvements on the Tellabs 1600 optical network terminals resulted from lower shipments and cost reductions.

•	Other Tellabs’ gross profit margin improvements resulted from aggressive cost management and a favorable product and customer mix.

In the first quarter of 2008, GAAP gross profit margins were 38% and non-GAAP gross profit margins were 39%.

“Three Tellabs products delivered record quarterly revenues in a tough market, and we’re encouraged that Tellabs’ innovations are gaining traction with customers worldwide,” said Rob Pullen, Tellabs president and chief executive officer. “As we continued to apply focus and discipline, our second-quarter gross profit margins outperformed our expectations.”

Broadband — Second-quarter 2008 revenue from the broadband segment totaled $231 million, down 6% from $246 million in the second quarter of 2007. Within the broadband segment:

•	Data (multiservice routers) revenue was $45 million, up 28% from $35 million in the year-ago quarter. Quarterly revenue from the new Tellabs® 8600 managed edge system reached a new high.

•	Access revenue was $103 million, down 23% from $135 million in the year-ago quarter.

•	Managed access revenue was $83 million, up 8% from $77 million in the year-ago quarter. Quarterly revenue from the Tellabs® 6300 managed access system reached a new high.

Transport — Second-quarter 2008 transport revenue totaled $141 million, down 37% from $223 million in the year-ago quarter. Quarterly revenue from the Tellabs® 7100 optical transport system reached a new high, excluding deferred revenue recognized in the year-ago quarter. During the second quarter of 2008, Tellabs recognized revenue from two Tellabs 7100 system customers outside the United States.

Services — Second-quarter 2008 services revenue was $60 million, down 8% from $66 million in the year-ago quarter.

Third-Quarter 2008 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. Given normal third-quarter seasonality, Tellabs expects third-quarter revenue to be flat to slightly down; the company also sees macroeconomic risks in the economy, in enterprise spending and in customers’ capital expenditures. Non-GAAP gross margin is expected to be flat, plus or minus, based on product and customer mix. Non-GAAP operating expenses are expected to continue on a downward trajectory from the second quarter of 2008, as a result of the $100 million cost and operating expense reduction plan announced in January. Non-GAAP gross margin excludes about $1 million in equity-based compensation expense. Non-GAAP operating expense excludes about $4 million in equity-based compensation expense.

Share Repurchase — Since 2005, Tellabs has repurchased 93.1 million shares at a cost of $804 million (about 20% of shares outstanding). Under previously announced share repurchase programs, Tellabs spent approximately $1 million to repurchase 0.2 million shares during the second quarter of 2008. Tellabs significantly curtailed share repurchases during the second quarter, as it re-evaluates uses of cash as it works to position the company for future growth, and in light of capital market conditions.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its second-quarter 2008 results and provide its outlook for the third quarter of 2008. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Daylight Time today, until midnight Central Daylight Time on Thursday, July 24, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 54800101. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Tellabs (NASDAQ: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index and the S&P 500. www.tellabs.com

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Forward-Looking Statements — This news release, which includes the results of operations discussion that follows, contains forward-looking statements, including but not limited to the guidance information contained in this release that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Editor’s Note: The complete text of this release is available at www.tellabs.com/news/2008/2q08.pdf

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF INCOME

Unaudited

	Second Quarter		Six Months
In millions, except per-share data	6/27/08	6/29/07	6/27/08	6/29/07
Revenue
Products	$372.2	$469.0	$780.2	$879.0
Services	60.3	65.5	116.4	107.4

Total revenue	432.5	534.5	896.6	986.4

Cost of Revenue
Products	243.0	307.1	485.8	540.1
Services	39.3	39.8	82.7	72.8

Total cost of revenue	282.3	346.9	568.5	612.9

Gross Profit	150.2	187.6	328.1	373.5

Gross profit as a percentage of revenue	34.7%	35.1%	36.6%	37.9%

Gross profit as a percentage of revenue - products	34.7%	34.5%	37.7%	38.6%
Gross profit as a percentage of revenue - services	34.8%	39.2%	29.0%	32.2%

Operating Expenses
Research and development	78.6	85.3	159.3	169.8
Sales and marketing	43.2	44.4	86.6	90.2
General and administrative	25.2	24.7	51.3	51.3
Intangible asset amortization	5.6	5.7	11.2	11.3
Restructuring and other charges	5.4	—	14.1	—

Total operating expenses	158.0	160.1	322.5	322.6

Operating (Loss) Earnings	(7.8)	27.5	5.6	50.9

Other Income
Interest income, net	10.5	13.4	20.4	25.2
Other income, net	1.7	0.3	2.3	0.6

Total other income	12.2	13.7	22.7	25.8

Earnings Before Income Tax	4.4	41.2	28.3	76.7
Income tax benefit (expense)	34.6	(11.6)	27.3	(21.6)

Net Earnings	$39.0	$29.6	$55.6	$55.1

Net Earnings Per Share
Basic	$0.10	$0.07	$0.14	$0.13

Diluted	$0.10	$0.07	$0.14	$0.12

Weighted Average Shares Outstanding
Basic	397.5	438.1	402.7	438.1

Diluted	398.5	443.3	403.6	443.2

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	6/27/08	12/28/07
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$208.6	$213.0
Investments in marketable securities	987.7	1,005.5

Total cash and investments	1,196.3	1,218.5
Other marketable securities	249.3	291.0
Accounts receivable, net of allowances of $2.2 and $3.0	321.8	363.8
Inventories
Raw materials	34.8	35.3
Work in process	11.0	11.7
Finished goods	135.8	124.2

Total inventories	181.6	171.2
Income taxes	11.5	10.6
Miscellaneous receivables and other current assets	57.8	56.6

Total Current Assets	2,018.3	2,111.7

Property, Plant and Equipment
Land	21.8	21.2
Buildings and improvements	214.0	209.6
Equipment	445.6	439.3

Total property, plant & equipment	681.4	670.1
Accumulated depreciation	(393.2)	(367.7)

Property, plant and equipment, net	288.2	302.4
Goodwill	1,113.3	1,110.5
Intangible Assets, net of amortization	55.8	67.0
Other Assets	154.1	155.0

Total Assets	$3,629.7	$3,746.6

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$84.0	$91.3
Accrued compensation	59.2	49.1
Restructuring and other charges	12.5	10.8
Income taxes	58.5	83.8
Stock loan	249.3	291.0
Deferred revenue	41.5	30.0
Other accrued liabilities	105.9	117.0

Total Current Liabilities	610.9	673.0

Long-Term Restructuring Liabilities	10.8	14.4
Income Taxes	70.9	78.9
Other Long-Term Liabilities	65.2	67.0

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 494,186,578 and 493,900,528 shares issued	4.9	4.9
Additional paid-in capital	1,475.7	1,459.5
Treasury stock, at cost: 96,911,847 and 75,177,591 shares	(940.0)	(796.7)
Retained earnings	2,168.9	2,113.3
Accumulated other comprehensive income	162.4	132.3

Total Stockholders’ Equity	2,871.9	2,913.3

Total Liabilities and Stockholders’ Equity	$3,629.7	$3,746.6

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Six Months
	6/27/08	6/29/07
In millions
Operating Activities
Net earnings	$55.6	$55.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	44.8	46.6
Equity-based compensation	15.9	17.1
Deferred income taxes	(22.1)	7.6
Excess tax benefits from equity-based compensation	—	(2.1)
Restructuring and other charges	14.1	—
Other than temporary impairment charge	1.4	—
Net changes in assets and liabilities:
Accounts receivable	69.9	27.6
Inventories	(4.2)	(5.9)
Miscellaneous receivables and other current assets	3.4	(3.8)
Other assets	20.4	3.0
Accounts payable	(17.3)	(34.0)
Restructuring and other charges	(16.0)	(4.0)
Deferred revenue	11.5	(9.5)
Other accrued liabilities	(2.2)	(25.7)
Income taxes	(27.8)	(15.1)
Other long-term liabilities	(6.5)	2.9

Net Cash Provided by Operating Activities	140.9	59.8

Investing Activities
Capital expenditures	(17.8)	(25.7)
Disposals of property, plant and equipment	4.7	1.3
Payments for purchases of investments	(688.7)	(594.4)
Proceeds from sales and maturities of investments	697.8	685.7

Net Cash (Used for) Provided by Investing Activities	(4.0)	66.9

Financing Activities
Proceeds from issuance of common stock under stock plans	0.4	14.7
Repurchase of common stock	(143.3)	(35.8)
Excess tax benefits from stock-based compensation	—	2.1

Net Cash Used for Financing Activities	(142.9)	(19.0)

Effect of Exchange Rate Changes on Cash	1.6	1.4

Net (Decrease) Increase in Cash and Cash Equivalents	(4.4)	109.1
Cash and Cash Equivalents - Beginning of Year	213.0	153.6

Cash and Cash Equivalents - End of Period	$208.6	$262.7

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “foreseeable,” “estimate,” “target,” “expect,” “predict,” “plan,” “project,” “intend,” “likely,” “possible,” “will,” “would,” “should,” “could,” “may,” “continue” and similar expressions are intended to identify forward-looking statements.

RESULTS OF OPERATIONS

For the second quarter of 2008, our revenue was $432.5 million, down 19.1% from $534.5 million in the second quarter of 2007, primarily due to lower revenue from our digital cross-connects and access products. Year-to-date, revenue was $896.6 million, down 9.1% from $986.4 million in 2007. Revenue declines in the first six months of 2008 for our Broadband and Transport segments were partially offset by higher revenue in our Services segment.

Consolidated gross margin was 34.7% in the second quarter, down 0.4 percentage points from 35.1% in the second quarter of 2007. Improved products gross margin was offset by lower services gross margin. On a six-month basis, consolidated gross margin declined by 1.3 percentage points to 36.6% from 37.9% in 2007. The impact from a product-mix shift and lower services gross margin was partially offset by cost reductions.

Operating expenses decreased by $2.1 million to $158.0 million in the second quarter of 2008, compared with $160.1 million in the second quarter of 2007. Excluding restructuring and other charges, our operating expenses decreased by $7.5 million, led by savings from our previously announced cost-reduction program pursuant to which we expect to reduce annual costs and expenses by approximately $100 million by 2009. On a six-month basis, operating expenses were $322.5 million, flat compared with the first six months of 2007. Excluding restructuring and other charges, our operating expenses decreased by $14.2 million, led by savings from our previously announced cost-reduction program.

Net earnings for the second quarter of 2008 were $39.0 million or $0.10 per share (basic and diluted) compared with $29.6 million or $0.07 per share (basic and diluted) in the same period of 2007. In the second quarter of 2008, we had a benefit of $34.8 million or $0.09 per share (basic and diluted), related to the resolution of federal income tax audits for the periods 2001 through 2005. Net earnings for the six-month period in 2008 were $55.6 million or $0.14 per share (basic and diluted) compared with $55.1 million or $0.13 per basic share and $0.12 per diluted share for the first six months of 2007.

Revenue (in millions)

	Second Quarter			Six Months
	2008	2007	Change	2008	2007	Change
Products	$372.2	$469.0	(20.6%)	$780.2	$879.0	(11.2%)
Services	60.3	65.5	(7.9%)	116.4	107.4	8.4%

Total revenue	$432.5	$534.5	(19.1%)	$896.6	$986.4	(9.1%)

Revenue from products decreased $96.8 million in the second quarter of 2008 compared with the second quarter of 2007. On a six-month basis, revenue from products decreased $98.8 million compared with the first six months of 2007. The decrease for both time periods was due to lower Broadband segment and Transport segment revenue. Broadband segment revenue was lower from our access products, partially offset by higher revenue from data products. Within Broadband, our managed access product revenue was higher for the second quarter but down for the first six months. Revenue declines in our Transport segment for both time periods were due to lower revenue from our digital cross-connects. In the second quarter of 2008, revenue was slightly lower from our Tellabs 7100 Optical Transport System® (OTS) from the comparable period in 2007 when we recognized $38.9 million of deferred revenue related to this product. For the first six months of 2008, our revenue for this product significantly improved despite the inclusion of recognition of deferred revenue in the prior year.

Services revenue decreased $5.2 million in the second quarter of 2008 compared with the same period in 2007. Deployment services revenue decreased due to the recognition of $6.1 million of deferred revenue in the second quarter of 2007 for the rollout of the Tellabs 7100 OTS, while professional services revenue increased. On a six-month basis, services revenue increased $9.0 million compared with the first six months of 2007. Our professional and support services revenue increased, which more than offset the decrease in our deployment services revenue.

On a geographic basis, revenue from customers in North America was $287.3 million in the second quarter of 2008, down 30.5% from the year ago quarter. Revenue from customers outside North America was $145.2 million in the second quarter of 2008, up 19.7% from the year ago quarter. On a six-month basis, North America revenue was $636.8 million, down 15.6% from a year ago. Revenue from customers outside North America was $259.8 million, up 12.1% from a year ago. For the quarter and first six months of 2008, our revenue from customers outside North America benefited from the strengthening of the Euro against the US Dollar.

Gross Margin

	Second Quarter			Six Months
	2008	2007	% Point Change	2008	2007	% Point Change
Products	34.7%	34.5%	0.2%	37.7%	38.6%	(0.9%)
Services	34.8%	39.2%	(4.4%)	29.0%	32.2%	(3.2%)
Consolidated	34.7%	35.1%	(0.4%)	36.6%	37.9%	(1.3%)

Our products gross margin slightly improved in the second quarter compared with the same period in 2007 primarily due to cost reductions on our Tellabs 7100 OTS largely offset by the impact from a shift to lower margin products. For the first six months of 2008, our products gross margin decreased compared with the same period in 2007. The decrease was primarily due to a product mix shift with fewer digital cross-connects, which was partially offset by margin improvements on our Tellabs 7100 OTS and optical network terminal (ONT).

Our services gross margin decreased in the second quarter and first six months of 2008 compared with the same periods in 2007. The decline was due to lower deployment services revenue and an increase in expenses to expand our services business outside North America.

Operating Expenses (in millions)

	Second Quarter			Percent of Revenue
	2008	2007	Change	2008	2007
Research and development	$78.6	$85.3	$(6.7)	18.2%	16.0%
Sales and marketing	43.2	44.4	(1.2)	10.0%	8.3%
General and administrative	25.2	24.7	0.5	5.8%	4.6%

Subtotal	147.0	154.4	(7.4)	34.0%	28.9%

Intangible asset amortization	5.6	5.7	(0.1)
Restructuring and other charges	5.4	—	5.4

Total operating expenses	$158.0	$160.1	$(2.1)

	Six Months			Percent of Revenue
	2008	2007	Change	2008	2007
Research and development	$159.3	$169.8	$(10.5)	17.8%	17.2%
Sales and marketing	86.6	90.2	$(3.6)	9.7%	9.1%
General and administrative	51.3	51.3	—	5.7%	5.2%

Subtotal	297.2	311.3	(14.1)	33.1%	31.6%

Intangible asset amortization	11.2	11.3	(0.1)
Restructuring and other charges	14.1	—	14.1

Total operating expenses	$322.5	$322.6	$(0.1)

Operating expenses decreased by $2.1 million to $158.0 million in the second quarter of 2008, compared with $160.1 million in the second quarter of 2007. Excluding restructuring and other charges, our operating expenses decreased by $7.5 million. For the first six months of 2008, operating expenses decreased by $0.1 million to $322.5 million compared with the same period in 2007. Excluding restructuring and other charges, our operating expenses decreased by $14.2 million. Decreased operating expenses in the second quarter and the first six months of 2008 reflect savings from our previously announced cost-reduction program. General and administrative expenses in the second quarter and first six months of 2008 included an increase in legal expenses as a result of our current lawsuits.

Our restructuring and other charges for the second quarter of 2008 were primarily for accelerated depreciation and fixed asset write downs due to the consolidation of several facilities and the discontinuation of the Tellabs 8865® optical line terminal announced in April 2008. For the first six months of 2008, restructuring and other charges were for severance and facility-related costs and reflect our $100 million cost-reduction program, announced in the first quarter of 2008, as well as the previously mentioned consolidation of several facilities announced in April 2008.

$100 million Cost-Reduction Program

On January 21, 2008, our management committed to a plan to improve gross profit margins and reduce operating expenses. Through this plan, the restructuring plan announced in September 2007 and other cost saving initiatives, we expect to achieve approximately $100 million in savings by 2009. Reductions will include approximately $75 million from annual operating expenses and $25 million from overhead costs of products and services. During the first six months of 2008, we realized approximately $31 million of annualized cost savings in operating expenses and $10 million of annualized savings in overhead costs of products and services affecting gross margin.

Other Income (in millions)

	Second Quarter			Six Months
	2008	2007	Change	2008	2007	Change
Interest income, net	$10.5	$13.4	$(2.9)	$20.4	$25.2	$(4.8)
Other income, net	1.7	0.3	1.4	2.3	0.6	1.7

Total	$12.2	$13.7	$(1.5)	$22.7	$25.8	$(3.1)

Interest income, net, was lower in the second quarter of 2008 and first six months of 2008 compared with 2007 due to lower invested balances and lower interest rates. Other income, net, was higher in the second quarter and first six months of 2008 compared with the same periods in 2007 due primarily to net gains from the sale of investments in marketable securities and foreign exchange gains.

Income Taxes

For the second quarter of 2008 we recorded an income tax benefit of $34.6 million compared with an income tax expense of $11.6 million for the second quarter of 2007. For the first six months of 2008, we recorded an income tax benefit of $27.3 million compared with an income tax expense of $21.6 million for the first six months of 2007. During the quarter we recorded a tax benefit of $34.8 million related to the resolution of federal income tax audits for the periods 2001 through 2005. Excluding this benefit, our income tax rate was 5.3% for the second quarter of 2008 and 26.2% for the first six months of 2008 compared with 28.1% in the comparable periods of 2007. The change in our effective tax rate, excluding the impact of audit settlements, reflects a shift in earnings to lower tax jurisdictions.

Segments

Segment Revenue (in millions)

	Second Quarter			Six Months
	2008	2007	Change	2008	2007	Change
Broadband	$231.5	$246.4	(6.0%)	$433.6	$465.1	(6.8%)
Transport	140.7	222.6	(36.8%)	346.6	413.9	(16.3%)
Services	60.3	65.5	(7.9%)	116.4	107.4	8.4%

Total revenue	$432.5	$534.5	(19.1%)	$896.6	$986.4	(9.1%)

Segment Profit (Loss)* (in millions)

	Second Quarter			Six Months
	2008	2007	Change	2008	2007	Change
Broadband	$23.1	$(0.8)	n/a	$31.8	$(15.6)	n/a
Transport	30.8	81.0	(62.0%)	110.0	191.9	(42.7%)
Services	22.0	26.4	(16.7%)	35.7	36.3	(1.7%)

Total revenue	$75.9	$106.6	(28.8%)	$177.5	$212.6	(16.5%)

*	We define segment profit (loss) as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation (which contains restricted stock and performance stock units granted after June 30, 2006, and stock options).

Broadband

Revenue

Revenue from our Broadband segment was $231.5 million in the second quarter of 2008, down $14.9 million from the prior-year quarter. Lower revenue from our access products was partially offset by increased revenue from our managed access and data products. For the first six months of 2008, revenue from our Broadband segment was $433.6 million, down $31.5 million from the first six months of 2007. Lower revenue from our access and managed access products was partially offset by growth from our data products.

Access revenue decreased to $103.6 million in the second quarter of 2008 from $134.6 million in 2007. On a six-month basis, access revenue decreased to $203.5 million in 2008 from $255.8 million in 2007. Access revenue was lower as one major customer began transitioning to a new network architecture and another was affected by the slowdown in new housing developments, in addition to lower revenue for copper-based platforms. Our access revenue decrease was partially offset by higher revenue from our ONT. Approximately 66% of access revenue came from fiber-based platforms in the second quarter of 2008, with the balance coming from copper-based platforms.

Managed access revenue increased to $83.4 million in the second quarter of 2008 from $77.1 million in the same quarter of 2007. Our revenue increased due to higher Tellabs® 6300 SDH transport product revenue in several regions partially offset by lower revenue from our Tellabs® 8100 managed access system. For the first six months of 2008, managed access revenue declined to $142.2 million from $145.8 million in the first six months of 2007. Our revenue decreased for our Tellabs 8100 managed access system primarily in the EMEA region that was partially offset by higher revenue from our Tellabs 6300 SDH transport products in several regions.

Data (multiservice router) product revenue was $44.5 million in the second quarter of 2008, up 28.2% from $34.7 million in the second quarter of 2007. For the first six months of 2008, our data (multiservice router) product revenue was $87.9 million, up 38.4% compared with the first six months of 2007. Revenue increased from the growth of the Tellabs 8600® managed edge system and from continued strength with existing and new customers globally from both of our data (multiservice router) products.

Segment Profit (Loss)

Our Broadband segment profit was $23.1 million in the second quarter of 2008, compared with a loss of $0.8 million in the second quarter of 2007. For the first six months of 2008, our Broadband segment profit was $31.8 million, up $47.4 million from a loss of $15.6 million in the comparable period of 2007. The increase in our segment profit for both time periods was primarily due to higher volume of our Tellabs 6300 SDH transport product and cost reductions on our ONT, partially offset by lower access revenue.

Transport

Revenue

Revenue from our Transport segment was down $81.9 million to $140.7 million in the second quarter of 2008, compared with $222.6 million in the second quarter of 2007. Revenue was lower primarily from our digital cross-connects and was slightly lower for our Tellabs 7100 OTS from the second quarter of 2007, which included the recognition of $38.9 million of deferred revenue. On a six month-basis, transport revenue was $346.6 million, down by $67.3 million from the same period in 2007. Revenue was lower from our Tellabs 5500 digital cross-connects, which was partially offset by the continued growth from our global customer base for our Tellabs 7100 OTS.

During the second quarter of 2008, approximately 17% of the Tellabs 5500® digital cross-connect product revenue came from new systems, system expansions and system upgrades. This percentage is approximately 35% for the first six months of 2008. The remaining balances consisted of port-card growth on the installed base.

Segment Profit

Our Transport segment profit was $30.8 million in the second quarter of 2008, down from $81.0 million in the second quarter of 2007. Our segment profit for the first six months of 2008 was $110.0 million, compared with $191.9 million for the first six months of 2007. The decrease for the quarter and the first six months of 2008 was due to lower revenue from digital cross-connects, partially offset by improved gross margins from our Tellabs 7100 OTS.

Services

Revenue

Revenue from our Services segment was $60.3 million for the second quarter of 2008, compared with $65.5 million in the second quarter of 2007. During the quarter, services revenue declined due to lower deployment services revenue from the recognition of $6.1 million of deferred revenue in the second quarter of 2007 for the rollout of the Tellabs 7100 OTS, partially offset by an increase in professional services. On a six-month basis, revenue from our Services segment was $116.4 million in 2008, up from $107.4 million in the first six months of 2007. Our revenue increased from professional and support services, which more than offset our lower deployment services revenue.

Segment Profit

Our Services segment profit was $22.0 million for the second quarter of 2008, compared with $26.4 million in the second quarter of 2007. For the first six months, Services segment profit was $35.7 million in 2008, compared with $36.3 million in 2007. The decrease for the second quarter and six months was due to lower deployment services revenue and an increase in expenses to expand our business outside North America, which was offset by higher revenue from professional and support services.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,196.3 million as of the end of the second quarter of 2008, which increased by $42.5 million during the quarter and decreased by $22.2 million since year-end 2007. Our cash from operating activities was $58.8 million for the quarter and $140.9 million for the first six months of 2008. The increase in cash, cash equivalents and marketable securities in the second quarter of 2008 was primarily driven by cash from operating activities partially offset by cash used for normal capital expenditures. The year-to-date decrease reflects cash used to repurchase our common stock and cash used for normal capital expenditures partially offset by cash from operating activities.

Since 2005, we repurchased 93.1 million shares of our common stock at a cost of $803.9 million under all stock repurchase programs. During the second quarter of 2008, we repurchased our common stock at a cost of $1.2 million (0.2 million shares). On a year-to-date basis, we repurchased our common stock at a cost of $143.0 million (21.7 million shares). Our year-to-date repurchases include $112.7 million under our $600 million repurchase program, $29.9 million under our now completed $300 million share repurchase program and $0.4 million under our 10b5-1 share repurchase program. We significantly curtailed our repurchase activity during the second quarter of 2008 while we evaluate our capital structure in light of current market conditions, though we may resume our repurchase activities in the future.

Based on historical performance and current forecasts, we believe that our cash and marketable securities will satisfy our working capital needs, capital expenditures and other liquidity requirements related to our existing operations for the next twelve months. Future available sources of working capital, including cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Our current policy is to use our liquidity, financial strength and stability to fund our business operations, to expand our business, potentially through acquisitions, or to repurchase our common stock. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.

CONSOLIDATED NON-GAAP STATEMENTS OF INCOME (1)

(Unaudited)

	Second Quarter			Six Months
In millions, except per-share data	6/27/08	6/29/07	Change	6/27/08	6/29/07	Change
Revenue
Products	$372.2	$469.0		$780.2	$879.0
Services	60.3	65.5		116.4	107.4

Total revenue	432.5	534.5	-19.1%	896.6	986.4	-9.1%

Cost of Revenue
Products	242.4	306.3		484.5	538.8
Services	38.3	39.2		80.7	71.2

Total cost of revenue	280.7	345.5		565.2	610.0

Gross Profit	151.8	189.0	-19.7%	331.4	376.4	-12.0%

Gross profit as a percentage of revenue	35.1%	35.4%	-0.7%	37.0%	38.2%	-3.1%

Gross profit as a percentage of revenue - products	34.9%	34.7%	0.5%	37.9%	38.7%	-2.1%
Gross profit as a percentage of revenue - services	36.5%	40.2%	-9.1%	30.7%	33.7%	-9.0%

Operating Expenses
Research and development	75.9	82.4		153.9	163.8
Sales and marketing	41.7	42.8		83.5	87.0
General and administrative	23.1	22.8		47.2	47.4

Total operating expenses	140.7	148.0		284.6	298.2

Operating Earnings	11.1	41.0		46.8	78.2

Other Income
Interest income, net	10.5	13.4		20.4	25.2
Other income, net	1.7	0.3		2.6	0.6

Total other income	12.2	13.7		23.0	25.8

Earnings Before Income Tax	23.3	54.7		69.8	104.0
Income tax benefit (expense)	28.3	(16.4)		13.4	(31.2)

Net Earnings	$51.6	$38.3		$83.2	$72.8

Net Earnings Per Share
Basic	$0.13	$0.09		$0.21	$0.17

Diluted	$0.13	$0.09		$0.21	$0.16

Weighted Average Shares Outstanding
Basic	397.5	438.1		402.7	438.1

Diluted	398.5	443.3		403.6	443.2

(1)	In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP statements of income as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP statements of income eliminate certain items of expenses and losses from cost of revenue, operating expenses and other income. The Company’s management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company’s core business as an indicator of future operational and financial performance. The Company’s management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.’s statements of income, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP statements of income.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Unaudited)

	Second Quarter 2008 (a)			Six Months 2008 (b)
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$282.3	$(1.6)	$280.7	$568.5	$(3.3)	$565.2

Gross Profit	150.2	1.6	151.8	328.1	3.3	331.4

Operating Expenses	158.0	(17.3)	140.7	322.5	(37.9)	284.6

Other Income	12.2	—	12.2	22.7	0.3	23.0

Income Tax Benefit (Expense)	34.6	(6.3)	28.3	27.3	(13.9)	13.4

Net Earnings	$39.0	$12.6	$51.6	$55.6	$27.6	$83.2

Earnings Per Share - Basic	$0.10	$0.03	$0.13	$0.14	$0.07	$0.21
Earnings Per Share - Diluted	$0.10	$0.03	$0.13	$0.14	$0.07	$0.21

	Second Quarter 2007 (c)			Six Months 2007 (d)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$346.9	$(1.4)	$345.5	$612.9	$(2.9)	$610.0

Gross Profit	187.6	1.4	189.0	373.5	2.9	376.4

Operating Expenses	160.1	(12.1)	148.0	322.6	(24.4)	298.2

Income Tax (Expense)	(11.6)	(4.8)	(16.4)	(21.6)	(9.6)	(31.2)

Net Earnings	$29.6	$8.7	$38.3	$55.1	$17.7	$72.8

Earnings Per Share - Basic	$0.07	$0.02	$0.09	$0.13	$0.04	$0.17
Earnings Per Share - Diluted	$0.07	$0.02	$0.09	$0.12	$0.04	$0.16

Note: Equity-based compensation expense includes restricted stock and performance stock units granted after June 30, 2006 and stock options.

(a)	The $1.6 million charge to Cost of Revenue reflects equity-based compensation.

The $17.3 million charge to Operating Expenses reflects $6.3 million for equity-based compensation, $5.6 million for amortization of purchased intangible assets and $5.4 million of restructuring expense.

(b)	The $3.3 million charge to Cost of Revenue reflects equity-based compensation.

The $37.9 million charge to Operating Expenses reflects $12.6 million for equity-based compensation, $11.2 million for amortization of purchased intangible assets and $14.1 million of restructuring expense.

The $0.3 million charge to other income reflects a $0.6 million write-down of a long-term equity investment offset by a $0.3 million gain on a sale of a long-term equity investment.

(c)	The $1.4 million charge to Cost of Revenue reflects equity-based compensation.

The $12.1 million charge to Operating Expenses reflects $6.4 million for equity-based compensation and $5.7 million for amortization of purchased intangible assets.

(d)	The $2.9 million charge to Cost of Revenue reflects equity-based compensation.

The $24.4 million charge to Operating Expenses reflects $13.1 million for equity-based compensation and $11.3 million for amortization of purchased intangible assets.